EXHIBIT 99.1

News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1754

Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Richard Good (404) 652-4720 Richard Perkins (404) 652-4721

Aug. 1, 2002

GEORGIA-PACIFIC BOARD APPROVES CAPITAL INVESTMENTS, DECLARES QUARTERLY DIVIDEND, CONFIRMS RE-AUDIT RESULTS

           ATLANTA -- The board of directors of Georgia-Pacific Corp. (NYSE: GP) today approved investments to continue strengthening the company's premium paper towel manufacturing capabilities and declared a regular quarterly dividend on the company's common stock.

           Also today, the board received a report from its audit committee confirming that a re-audit by
Ernst & Young of Georgia-Pacific's financial statements from 1999 through 2001 has been completed and that the re-audit will not result in restatements of Georgia-Pacific's operating results or financial position as filed with the Securities and Exchange Commission in March 2001. The audit committee authorized the re-audit in connection with the company's ongoing separation efforts and the change in its outside auditors.

           The board approved installation of a through-air-dried (TAD) paper towel machine and related converting equipment at the Wauna, Ore., mill and installation of converting equipment for mills at Halsey, Ore., Palatka, Fla., and Port Hudson, La., at a cost of approximately $250 million. These investments are part of the company's ongoing strategy for producing softer, stronger and more absorbent paper towels that will be sold under Brawny® and private label brands.

The Wauna machine's projected capacity is approximately 80,000 tons annually, with production scheduled to begin in 2004.

Previous investments in paper towel improvements included installation of TAD machines and converting equipment in mills at Port Hudson and Gien, France.

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           In other action, the board also declared a regular quarterly dividend of 12.5 cents per share on the corporation's common stock. The dividend is payable Aug. 21, 2002, to shareholders of record Aug. 12, 2002.

           Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, packaging, paper, building products, pulp and related chemicals. With annual sales of more than $25 billion, the company employs approximately 71,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America.

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